Investor Update

Investor Update: January 29, 2014

This investor update provides JetBlue’s investor guidance for the first quarter ending March 31, 2014 and full year 2014.

Recent Announcements

JetBlue has recently announced service between the following new city pair:

City Pair	Frequency	Start Date
Newark, NJ (EWR) – Santiago, Dominican Republic (STI)*	1x Daily	May 1, 2014

*Subject to receipt of government approval

Capacity

First quarter 2014 available seat miles (ASMs) are estimated to increase 2.5% to 4.5% year-over-year.  Full year 2014 ASMs are estimated to increase 5.0% to 7.0% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

First Quarter 2014			Full Year 2014
A320	A321	E190	A320	A321	E190
83%	1%	16%	81%	4%	15%

Average stage length is projected to be approximately 1,093 miles during the first quarter of 2014 versus 1,092 miles during the same prior year period and approximately 1,091 miles for the full year 2014 versus 1,090 miles for the full year 2013.

Operational Outlook

	First Quarter	Full Year
	2014	2014
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	0.0% - 2.0%	1.0% - 3.0%
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	3.0% - 5.0%	3.0% - 5.0%

	First Quarter	Full Year
	2014	2014
Fuel Expense
Estimated Consumption (gallons)	148 million	642 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.13	$3.06 **

* Includes fuel taxes and fixed forward price (FFP) agreements.
** JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of January 23, 2014, the forward Brent crude per barrel price was $107 and the crack spread averaged $18 per barrel for the first quarter of 2014. JetBlue utilizes the median of Bloomberg consensus for Brent crude and the heating oil crack spread to calculate the unhedged portion for the remainder of the year. As of January 23, 2014, the median Bloomberg consensus for Brent crude per barrel was $103, $105 and $102 for the second, third and fourth quarters, respectively; heating oil crack spread was $17, $18 and $18 for the second, third and fourth quarters, respectively.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Fuel Hedges
As of January 23, 2014 JetBlue’s advanced fuel derivative contracts for the next twelve months are as follows:

	Gallons	Estimated Percentage of Consumption	Price

1Q14	24 million	16%	•8% in USGC jet fuel swaps at an average of $2.89/gal •8% in jet call options with average cap at $3.03/gal
2Q14	24 million	15%	•7% in USGC jet fuel swaps at an average of $2.87/gal •8% in jet call options with average cap at $3.03/gal
3Q14	16 million	9%	•9% in USGC jet fuel swaps at an average of $2.84/gal
4Q14	14 million	9%	•9% in USGC jet fuel swaps at an average of $2.83/gal

In addition to its advanced fuel derivative contracts, JetBlue has entered into fixed forward price agreements for 8% of expected 1Q14 consumption at an average price of $2.86, 7% of expected 2Q14 consumption at an average price of $2.86, 7% of expected 3Q14 consumption at an average price of $2.86, and 7% of expected 4Q14 consumption at an average price of $2.86. Note that all FFP prices are based on USGC indexed average jet fuel prices.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($32) and ($37) million in the first quarter and between ($135) and ($145) million for the full year.

Tax Rate
JetBlue expects an annual effective tax rate of approximately 40%. However, the actual tax rate in the first quarter and full year 2014 could differ due to the non-deductibility of certain items for tax purposes.

Capital Expenditures
(In millions)

First Quarter 2014			Full Year 2014
Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)	Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)
$130	$125	$20	$595	$265	$75

Aircraft Delivery Schedule

As of December 31, 2013 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 4 Airbus A321 aircraft, 60 EMBRAER 190 aircraft. 112 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

1Q14	-	-	-	2	-	-	-	-	-
2Q14	-	-	-	2	2	-	-	-	-
3Q14	-	-	-	1	-	-	-	-	-
4Q14	-	-	-	4	-	-	-	-	-
Total at Year End	130	80	30	13	6	0	60	28	30

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	First Quarter 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $11 million	291.5	295.0	$-
$11 million - $15 million	291.5	310.2	$1
$15 million or greater	291.5	343.3	$2

	Full Year 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $45 million	293.3	304.7	$-
$45 million - $62 million	293.3	319.9	$2
$62 million or greater	293.3	353.1	$9

*** Net of taxes
These share count estimates assume 20% annual stock price appreciation and several other assumptions. These share count estimates do not include any share repurchases that may occur throughout 2014 under JetBlue’s share buyback program. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

	NON-GAAP FINANCIAL MEASURE (a)

	RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

	(dollars in millions, per ASM data in cents)
	(unaudited)

		Three Months Ended				Twelve Months Ended
		December 31,				December 31,
		2013		2012		2,013		2,012
		$	per ASM	$	per ASM	$	per ASM	$	per ASM

	Total operating expenses	$1,250	11.70	$1,150	11.65	$5,013	11.71	$4,606	11.49
	Less: Aircraft fuel and related taxes	466	4.36	442	4.48	1,899	4.43	1,806	4.50
	Operating expenses, excluding fuel	784	7.34	708	7.17	3,114	7.28	2,800	6.99
	Less: Profit sharing	5	0.04	(8)	(0.09)	12	0.03	3	0.01
	Operating expense, excluding fuel & profit sharing	779	7.30	716	7.26	3,102	7.25	2,797	6.98

(a)	Refer to our “Regulation G Reconciliation” note at the end of our Investor Update for more information on this non-GAAP measure.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this investor update.

Regulation G Reconciliation

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.

CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.

We believe this non-GAAP measure provides a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

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JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com